UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IMH Financial Corporation

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7001 N. Scottsdale Road, Suite 2050 Scottsdale, Arizona 85253

To Our Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to the 2016 Annual Meeting of Stockholders of IMH Financial Corporation to be held in the Delaware Ballroom of the Sheraton Suites Wilmington Downtown, 422 Delaware Avenue, Wilmington, Delaware, on June 29, 2016 at 9:00 a.m. local time.

In accordance with the rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders over the Internet. It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to our stockholders of record on or about May 6, 2016. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials and vote online, by phone or by mail.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters we expect to be acted upon at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting regardless of the size of your securities holdings. Whether or not you plan to attend the Annual Meeting in person, please authorize a proxy to vote your shares as soon as possible. You may authorize a proxy to vote your shares online, by mail or by phone.

Sincerely,

Lawrence D. Bain

Chairman and Chief Executive Officer

April 29, 2016

IMH FINANCIAL CORPORATION

IMH Financial Corporation

7001 N. Scottsdale Road

Suite 2050

Scottsdale, Arizona 85253

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS

To Be Held on June 29, 2016

The Annual Meeting of Stockholders of IMH Financial Corporation, a Delaware corporation, will be held on June 29, 2016, in the Delaware Ballroom of the Sheraton Suites Wilmington Downtown, 422 Delaware Avenue, Wilmington, Delaware, beginning at 9:00 a.m. local time. The matters to be considered and voted upon by stockholders at the Annual Meeting, which are described in detail in the accompanying proxy statement, are:

(1)	to elect as directors the four (4) individuals nominated by our Board of Directors, each to serve until the 2017 annual meeting of stockholders or until such time as their successors are duly elected and qualified; and

(2)	to consider and vote upon a proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

The Board of Directors has fixed 12:01 p.m., Phoenix, Arizona local time on May 1, 2016 as the record date for the Annual Meeting. Only holders of record of our Common Stock and Preferred Stock as of that date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote will be available at the Annual Meeting.

You are entitled to attend the Annual Meeting only if you are a stockholder of the Company on the record date (May 1, 2016) or hold a valid proxy from such a stockholder. You will be required to present valid photo identification for admittance to the Annual Meeting.

By Order of the Board of Directors

Jonathan Brohard

General Counsel and Corporate Secretary

April 29, 2016

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on June 29, 2016. The Proxy Statement, proxy card and annual report on Form 10-K are available, free of charge, at www.proxydocs.com/IMHF.

IMH Financial Corporation

7001 N. Scottsdale Road

Suite 2050

Scottsdale, Arizona 85253

PROXY

STATEMENT

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of IMH Financial Corporation, a Delaware corporation (the “Company,” “we,” “our,” and “us”), of proxies to be used at the annual meeting of stockholders of the Company to be held on June 29, 2016 (the “Annual Meeting”) and at any adjournments or postponements to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 29, 2016: This Proxy Statement and our annual report on Form 10-K are available on the internet at www.proxydocs.com/IMHF. On this site, you will be able to access this Proxy Statement, our annual report on Form 10-K for the fiscal year ended December 31, 2015, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

Common and preferred stockholders of record at the close of business on May 1, 2016 are eligible to vote at the Annual Meeting. As of May 1, 2016, we had outstanding (i) 728,259 shares of Common Stock, (ii) 3,491,758 shares of Class B-1 Common Stock, (iii) 3,492,954 shares of Class B-2 Common Stock, (iv) 7,159,759 shares of Class B-3 Common Stock, (v) 313,790 shares of Class B-4 Common Stock and (vi) 735,801 shares of Class C Common Stock ((i) through (vi) collectively, the “Common Shares”), (vii) 2,604,852 shares of Series B-1 Cumulative Convertible Preferred Stock (the “B-1 Preferred Shares”) and (viii) 5,595,148 shares of Series B-2 Cumulative Convertible Preferred Stock (the “B-2 Preferred Shares,” and with the B-1 Preferred Shares, collectively referred to as the “Preferred Shares,” and with the Common Shares, sometimes collectively referred to as “Shares” or “Voting Shares”). Under our by-laws, each Common Share entitles the holder to one vote on all matters entitled to be voted on by holders of our Common Shares. Under the Certificate of Designation of Series B-1 Cumulative Convertible Preferred Stock and Series B-2 Cumulative Convertible Preferred Stock (the “Certificate of Designation”) filed with the Delaware Secretary of State, other than as set forth below, holders of our Preferred Shares vote together as a single class with the holders of our Common Shares and the holders of any other securities issued by the Company that are entitled to vote together with the holders of our Common Shares, with each Preferred Share entitled to such number of votes as are equal to the number of Common Shares into which such Preferred Shares would then be convertible pursuant to the Certificate of Designation which, as of May 1, 2016, the record date for the Annual Meeting, is 8,395,009 votes. In addition, the Company issued restricted stock grants to certain of our board members, officers and employees pursuant to which such individuals, as of the record date of the Annual Meeting, hold, in the aggregate, an additional 776,668 votes on all matters entitled to be voted on by the holders of our Common Shares.

As of May 1, 2016, the record date for the Annual Meeting, all of the B-1 Preferred Shares were held and have been continuously held since the Series B Original Issue Date (as that term is defined in the Certificate of

Designation) by JCP Realty Partners, LLC, a Delaware limited liability company (“JCP Realty”), and Juniper NVM, LLC, a Delaware limited liability company (“Juniper NVM”, and with JCP Realty, collectively referred to as “Juniper”) and all of the B-2 Preferred Shares were held and have been continuously held since the Series B Original Issue Date by SRE Monarch, LLC, a Delaware limited liability company (“SRE”).

Pursuant to the Certificate of Designation: (i) for so long as Juniper holds 50% or more of the number of shares of B-1 Preferred Shares it was issued on the Series B Original Issue Date, the holders of the B-1 Preferred Shares, voting as a single class, are entitled to vote for the election of one member (the “Series B-1 Director”) of our Board of Directors; (ii) for so long as SRE holds 50% or more of the number of shares of B-2 Preferred Shares it was issued on the Series B Original Issue Date, the holders of the B-2 Preferred Shares, voting as a single class, are entitled to vote for the election of one member of the Board (the “Series B-2 Director”); and (iii) for so long as either Juniper or SRE holds 50% or more of the number of shares of the Series B-1 Preferred Stock or Series B-2 Preferred Shares, respectively, issued to such parties on the Series B Original Issue Date, the holders of the B-1 Preferred Shares and B-2 Preferred Shares, are entitled to vote for the election of one additional independent member of our Board of Directors (the “Series B Independent Director”). Since Juniper and SRE hold and have continuously held since the Series B Original Issue Date all of the B-1 Preferred Shares and B-2 Preferred Shares, respectively: (A) Juniper has the right to designate the Series B-1 Director; (B) SRE has the right to designate the Series B-2 Director; and (C) Juniper and SRE jointly have the right to designate the Series B Independent Director. The Company has received written designations from Juniper and SRE with respect to each of the director positions referenced above and the biographical summaries of each of these three designated directors are included in this Proxy Statement. Accordingly, there are four directors to be elected by the shareholders at the Annual Meeting.

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our Board. We will bear the expense of soliciting proxies for the Annual Meeting, including the mailing cost. In addition to solicitation by mail, our officers or a company of our designation may solicit proxies from stockholders by telephone, e-mail, facsimile or personal interview. Our officers receive no additional compensation for such services.

How to Vote

As a stockholder of record, you may vote in one of the following three ways (whether or not you plan to attend the Annual Meeting): (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by using the toll-free telephone number listed on the proxy card, or (3) by voting online at the website address listed on the proxy card. If you attend the Annual Meeting, you may vote in person at the meeting even if you have previously completed your proxy.

If your shares are held on your behalf by a third party and are registered in the name of that party or other nominee, then that party is the stockholder of record and you are the beneficial owner. As the beneficial owner of those shares, you are entitled to instruct your nominee as to how to vote your shares. If your shares are held by a third party on your behalf and you wish to attend the Annual Meeting in person and vote at the Annual Meeting, you will need to obtain a legal proxy in your name from such third party.

If you do not specify how you want to vote your shares on your proxy card, or you indicate when voting online or by telephone that you wish to vote as recommended by the Board of Directors, and your shares are not designated as broker non-votes (see below), we will vote them FOR the election of all nominees for director as set forth in Proposal One below and FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016 as set forth in Proposal Two below.

A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Generally, banks and brokers may vote their customers’ shares on proposals considered “routine” and may not vote their customers’ shares on proposals that are not considered “routine” if they have not received voting instructions prior to the time of the voting on the proposals. Proposal One described below is not considered a “routine” matter. Proposal Two described below is considered a “routine” matter.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by (i) delivering to the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and presenting it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to the Company’s Secretary at the Company’s principal executive offices, the address of which is noted on the Notice of Annual Meeting, or hand delivered to the Secretary of the Company, before the taking of the vote at the Annual Meeting.

Quorum

The holders of a majority of the issued and outstanding Voting Shares present either in person or by proxy at the Annual Meeting will constitute a quorum for the meeting. If you have returned valid voting instructions or if you hold your shares in your own name as a holder of record and attend the Annual Meeting in person with your proxy, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be postponed or adjourned until a quorum has been obtained.

Required Votes

The nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, any Voting Shares present in person or by proxy at the Annual Meeting, but not voted for any reason, have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. Stockholders have no right to cumulative voting as to any matter, including the election of Directors.

In order to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016 as described in Proposal Two, the affirmative vote of the holders of at least a majority of the Voting Shares present in person or by proxy at the Annual Meeting is required. The number of shares not voted for approval, broker non-votes and the number of abstention votes cast will be counted as voted against this proposal.

Other Business

We do not intend to bring any business before the Annual Meeting other than that set forth in the Notice of Annual Meeting and described in this Proxy Statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the Annual Meeting pursuant to the discretionary authority granted in the proxy.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors currently consists of seven (7) directors: Lawrence D. Bain, Leigh Feuerstein, Dr. Andrew Fishleder, Michael M. Racy, Seth Singerman, Lori Wittman and Jay Wolf. All of our current directors are standing for re-election or in the case of the Series B-1 Director, Series B-2 Director and Series B Independent Director, re-designation. Messrs. Wolf and Singerman have been properly designated to serve as the Series B-1 Director and Series B-2 Director, respectively, for the upcoming year. Ms. Wittman has been properly designated to serve as the Series B Independent Director. Accordingly, only four of the seven available positions on the Board of Directors are subject to election at the Annual Meeting. The Board of Directors has nominated all four current directors standing for re-election and recommends that they be elected to hold office until the next annual meeting of stockholders or their successors are duly elected and qualified.

If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend. Information regarding the nominees is set forth below. The four nominees receiving the greatest number of affirmative votes cast will be elected as directors. Except as otherwise directed on the proxy cards, the proxies will vote all valid proxies for the four nominees listed below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED BELOW.

NOMINEES FOR DIRECTORS

The Board has recommended the following persons as nominees for election as directors at the Annual Meeting:

Name	First Year as Director	Age	Position
Lawrence D. Bain	2014	66	Chairman of the Board of Directors and Chief Executive Officer
Leigh Feuerstein	2014	44	Director and Chair of the Audit Committee
Dr. Andrew Fishleder	2014	63	Director
Michael M. Racy	2014	54	Director

Lawrence D. Bain has served as our Chief Executive Officer and Chairman of the Board since joining us in July 2014. From August 2009 to July 2014, Mr. Bain served as managing partner of ITH Partners, LLC, a private equity and consulting firm. Through ITH Partners, Mr. Bain provided strategic consulting services to the Company from September 2009 to July 2014 relating to, among other things, strategic business matters, asset management, asset dispositions, financing matters (including debt and equity issuances), corporate governance, insurance, and loan underwriting. From 2000 to 2009, Mr. Bain served as chief executive officer of TrueNorth Advisors, LLC, an investment-banking firm providing capital advisory services to small and mid-sized companies. From 2004 to 2009, Mr. Bain served as chief executive officer of ProLink Solutions, LLC, which designs, manufactures, maintains and sells global positioning satellite (GPS) golf course management systems and software to golf course owners and operators worldwide. Mr. Bain spent approximately 20 years in the securities industry holding managing director positions at Stifel, Nicolaus & Company, Inc., Everen Securities, Dean Witter and EF Hutton. Mr. Bain is a graduate of The Ohio State University. We believe that Mr. Bain’s qualifications to serve on our Board of Directors include his extensive capital markets experience, his demonstrated strategic insight with respect to real estate finance and development companies, and his knowledge and understanding of the Company’s operations and the real estate finance industry in general.

Leigh Feuerstein has served as a director of the Company since July 2014. Mr. Feuerstein is co-founder and CEO of Halen Brands, Inc., a privately-held consumer packaged goods management company with an emphasis in the food segment. From April 2008 to April 2014, Mr. Feuerstein served as chief operating officer and chief financial officer of Element Capital Management LLC, a hedge fund with over $4 billion in assets under management, where he was responsible for overseeing, among other things, accounting, operations, tax and compliance matters, as well as investor relations. In January 1998, Mr. Feuerstein founded Oracle Advisory Services, LLC, a financial advisory and accounting firm, and served as its managing member until April 2008 during which time he was responsible for providing guidance on key operational and deal structure matters to a diverse client base, including multinational corporations, hedge funds, and private equity firms. Mr. Feuerstein is a certified public accountant and earned a Bachelor’s degree in Business Administration from State University of New York—Buffalo. Mr. Feuerstein qualifies as an audit committee financial expert under the rules promulgated by the SEC, and serves as Chair of the Audit Committee of the Board of Directors. We believe Mr. Feuerstein’s qualifications to serve on our Board of Directors include his extensive experience in the asset management industry, his considerable experience in financial and accounting matters, and his experience in the capital markets industry.

Dr. Andrew Fishleder has served as a director of the Company since July 2014. Dr. Fishleder was the Chief Executive Officer of the Cleveland Clinic in Abu Dhabi from 2008 until 2010 where he was responsible for overseeing hospital design and the development of budgets, business plans, staffing plans and start-up hiring. From 2002 to 2008, Dr. Fishleder was Executive Dean at the Cleveland Clinic Lerner College of Medicine of Case Western Reserve University (CWRU) where his responsibilities included oversight of budgeting, donor relations, faculty affairs, curriculum development, and the interface between CWRU and Cleveland Clinic. Dr. Fishleder graduated from the University of Michigan Medical School in 1978. Dr. Fishleder presently serves on the Audit Committee and Compensation Committee of our Board of Directors. We believe Dr. Fishleder’s qualifications to serve on our Board of Directors include his extensive leadership experience related to human capital, organizational development and assessing management effectiveness.

Michael M. Racy has served as a director of the Company since July 2014. Mr. Racy has extensive experience in the real estate development and government relations fields. In April 1997, Mr. Racy founded Racy Associates, Inc., a government relations firm for which he has served as President since its founding. Mr. Racy has been involved in significant real estate development projects in multiple sectors and has a considerable amount of experience in obtaining the necessary entitlements for major real estate development projects. Mr. Racy serves on the Compensation Committee of our Board of Directors. We believe Mr. Racy’s qualifications to serve on our Board of Directors include his extensive knowledge of the real estate development industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL FOUR NOMINEES.

Director Designee of the Series B-1 Preferred Shares

The holders of our Series B-1 Preferred Shares are entitled to elect an individual designated by the holders of a majority of the Series B-1 Preferred Shares to serve as a member of our Board of Directors (the “Series B-1 Director”). The Series B-1 Director may be removed at any time with or without cause only by the holders of a majority of the Series B-1 Preferred Shares, and any vacancy in the directorship designated by the Series B-1 Preferred Shares may be filled only by the holders of a majority of the Series B-1 Preferred Shares. The holders of the Series B-1 Preferred Shares have re-designated Jay Wolf to serve as the Series B-1 Director. The Board has reviewed the qualifications of Mr. Wolf and believes that Mr. Wolf will make valuable contributions to the Board and the governance of the Company. Mr. Wolf’s biographical information is set forth below:

Jay Wolf (age 43) has served as a director of the Company since July 2014. From July 2010 to the present, Mr. Wolf has been Managing Member of Juniper Capital Partners, LLC, a private investment firm and parent company of Juniper NVM and JCP Realty. From November 2003 until September 2009, Mr. Wolf was a partner at Trinad Capital Management LLC, the manager of an activist hedge fund primarily focused on distressed small-cap public companies where Mr. Wolf assisted portfolio companies through board participation, the assemblage of management teams, and the establishment of business and financial strategies for these companies. Prior to his work at Trinad, Mr. Wolf served as Executive Vice President of Corporate Development for Wolf Group Integrated Communications Ltd., a marketing communications firm providing advertising, public relations and related services. Mr. Wolf began his career as an analyst in the senior debt department of Canadian Corporate Funding, Ltd., a Toronto-based merchant bank, and subsequently for Trillium Growth Capital, the firm’s venture capital fund. We believe Mr. Wolf’s qualifications to serve on our Board of Directors include his previous and current active advisory role in Juniper’s portfolio of private equity and real estate investments and his prior service on the boards of several public companies, including service as lead independent director. As the Series B-1 Director, Mr. Wolf serves on the Investment Committee of the Board of Directors.

Director Designee of the Series B-2 Preferred Shares

The holders of our Series B-2 Preferred Shares are entitled to elect an individual designated by the holders of a majority of the Series B-2 Preferred Shares to serve as a member of our Board of Directors (the “Series B-2 Director”). The Series B-2 Director may be removed at any time with or without cause only by the holders of a majority of the Series B-2 Preferred Shares, and any vacancy in the directorship designated by the Series B-2 Preferred Shares may be filled only by the holders of a majority of the Series B-2 Preferred Shares. The holders of the Series B-2 Preferred Shares have re-designated Seth Singerman to serve as the Series B-2 Director. The Board has reviewed the qualifications of Mr. Singerman and believes that Mr. Singerman will make valuable contributions to the Board and the governance of the Company. Mr. Singerman’s biographical information is set forth below:

Seth Singerman (age 38) has served as a director of the Company since July 2014 and is founder and President of Singerman Real Estate, LLC (“SRE-RE”), an opportunistic real estate investment firm focusing on acquiring and investing in properties, real estate loans and operating companies. Mr. Singerman has sourced direct investments in properties and performing and non-performing loans in excess of $2.0 billion across all major real estate asset classes. Prior to founding SRE-RE in 2010, Mr. Singerman was a Managing Director of GEM Realty Capital where he worked from 1999-2009. Mr. Singerman is active in numerous local and national philanthropic organizations as well as in several academic organizations including serving as Board Advisor to Real Estate Applied Security Analysis Program, University of Wisconsin – Madison School of Business and James A. Grasskamp Center for Real Estate, as well as Board Member of the Cornell School of Hotel Management Dean’s Leadership Advisory Council. He also is a past Board Member of the NAREIT Investor Advisory Council. He received his MBA with a concentration in Real Estate and Finance from Northwestern University, Kellogg School of Management and his B.S. with a concentration in Real Estate and Finance from Cornell University where he graduated as a Ye Host Honor. As the Series B-2 Director, Mr. Singerman serves on the Investment Committee of the Board of Directors. The Company believes that Mr. Singerman’s qualifications to serve on our Board of Directors include his previous and current active advisory role in SRE’s portfolio of private equity and real estate investments.

Series B Independent Director

For so long as either Juniper or SRE holds 50% or more of the number of shares of the Series B-1 Preferred Shares or Series B-2 Preferred Shares, respectively, issued on the Series B Original Issue Date, the holders of our outstanding Preferred Shares are entitled to designate the a director to serve on our Board of Directors (the “Series B Independent Director”). Juniper and SRE have held all of the Series B-1 Preferred Shares and Series B-2 Preferred Shares, respectively, since the Series B Original Issue Date and have re-designated Lori Wittman to serve as the Series B Independent Director. The Board has reviewed the qualifications of Ms. Wittman and believes that she will make valuable contributions to the Board and the governance of the Company. Ms. Wittman’s biographical information is set forth below:

Lori Wittman (age 57) has served as a director of the Company since July 2014. She has extensive experience in the real estate development industry and is presently Executive Vice President and Chief Financial Officer of Care Capital Properties, Inc. (“CCP”) a public Real Estate Investment Trust (“REIT”). CCP has been a public company since August of 2015 after a spin-off from Ventas, Inc. CCP is a healthcare real estate investment trust with a diversified portfolio of triple-net leased properties focused on the post-acute sector. Prior to her current position, Ms. Wittman was the Senior Vice President of Capital Markets & Investor Relations for Ventas, Inc., a publicly-held REIT that owns over 1,600 healthcare properties across the United States and Canada. During her tenure at Ventas, Ms. Wittman had oversight responsibilities for all capital market, investor relations and marketing activities and oversaw the corporate analyst team responsible for the corporate earnings model. From 2006 through 2011, Ms. Wittman was Chief Financial Officer & Managing Principal for Big Rock Partners, LLC, a real estate private equity firm focused on generating returns through development and redevelopment, where she led all capital markets, accounting and investor activities. Ms. Wittman has also served in various capacities for General Growth Properties, Heitman Financial and Homart Development Company, all entities involved in the investment and/or development of real estate. She also served on the Board of Directors and as Head of the Audit Committee of Green Realty Trust, Inc. Ms. Wittman received her MBA with a concentration in Finance and Accounting from the University of Chicago, and her Masters in City Planning in Housing and Real Estate Finance from the University of Pennsylvania. Ms. Wittman serves as a member of our Audit Committee and as Chairperson of the Compensation Committee of the Board of Directors. We believe that Ms. Wittman’s qualifications to serve on the Board of Directors include her extensive experience in the real estate investment industry, her considerable experience in financial and accounting matters, and her experience in the capital markets industry.

CORPORATE GOVERNANCE

We believe that we have implemented effective corporate governance policies and observe good corporate governance procedures and practices. We have adopted a number of written corporate governance policies, including a Code of Business Conduct and Ethics, and the charters for our Audit Committee, Compensation Committee and Investment Committee can be found on our website at www.imhfc.com.

Director Independence

The Board reviews the independence of each director at least annually. During these reviews, the Board will consider transactions and relationships between each director (and his or her immediate family and affiliates) and the Company and our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. Although our shares are not listed for trading on any national securities exchange, our Board has adopted the independence requirements of the New York Stock Exchange (NYSE) in making its determination regarding the independence of its members. The Board has conducted its annual review of director independence. Based upon the foregoing review, the Board has determined that all of our directors are independent other than Mr. Bain, our Chief Executive Officer, and Messrs. Wolf and Singerman, the Series B-1 Director and Series B-2 Director, respectively. Accordingly, our Board of Directors is comprised of a majority of independent directors.

Board and Committee Meetings

The Board of Directors held four meetings during 2015. The directors also, on occasion, communicate informally to discuss the affairs of the Company and, when appropriate, take formal action by written consent of all of the directors, in accordance with our Certificate of Incorporation, By-laws and Delaware law. Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Investment Committee. Members of such committees met formally and informally from time to time throughout 2015 on committee matters, with the Audit Committee holding five meetings, the Compensation Committee holding two meetings, and the Investment Committee holding one formal meeting. Each director attended, in person or by telephone, at least 75% of the meetings of the Board and any committee of which he or she was a member.

Attendance at Annual Meeting

Although the Company does not have a policy with respect to attendance by members of the Board of Directors at its annual meeting of stockholders, all directors are encouraged to attend. Messrs. Bain and Racy were present at the stockholders meeting held on July 21, 2015.

Committees

General. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and an Investment Committee. The Audit Committee and Compensation Committee are comprised solely of independent directors as defined in NYSE listing standards. The Board of Directors has adopted a written charter for each of the committees. These charters, as well as our Code of Business Conduct and Ethics, are posted and available on our website at www.imhfc.com/InvestorRelations.htm. Stockholders may request copies of these corporate governance documents, free of charge, by writing to IMH Financial Corporation, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253, Attention: Corporate Secretary.

Audit Committee. The Audit Committee is responsible for, among other things, assisting the Board in overseeing (i) the integrity of the Company’s financial statements, (ii) the qualifications and independence of the registered public accounting firm that audits the Company’s financial statements, (iii) the performance of the Company’s auditors; and (iv) the Company’s internal accounting and financial reporting controls. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the

Company’s auditors. Additionally, the Audit Committee is responsible for approving all related-party transactions that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K. Each member of the Audit Committee is an independent director as defined by applicable NYSE listing standards and SEC Rule 10A-3. Each member of the Audit Committee also is financially literate. The current members of the Audit Committee are Leigh Feuerstein (Chair), Dr. Andrew Fishleder and Lori Wittman. The Board of Directors has determined that Leigh Feuerstein is qualified as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee held five meetings during 2015.

Compensation Committee. The Compensation Committee is responsible for, among other things, overseeing (i) the compensation of the Company’s executive officers, (ii) the Company’s overall compensation programs, and (iii) the Company’s talent management and organizational development. The Compensation Committee also is responsible for evaluating the performance of our Chief Executive Officer, reviewing and approving the salary and other compensation (including equity-based incentives) of our Chief Executive Officer, overseeing and administering the Company’s equity and non-equity incentive plans, and engaging and determining the fees of any compensation consultants. The Compensation Committee has the authority to delegate certain authority to one or more executive officers of the Company with respect to changes to, and the administration of, our existing employee benefit plans. In making its compensation decisions and recommendations (other than with respect to the compensation of our Chief Executive Officer), the Compensation Committee takes into account the recommendation of our Chief Executive Officer. Other than giving his recommendation, our Chief Executive Officer does not participate in the Compensation Committee’s decisions regarding his own compensation. Prior to establishment of the Compensation Committee in July 2014, the Board assumed the responsibilities with respect to overseeing the compensation of the Company’s executive officers. The Board engaged ExeComp Solutions LLC (“ExeComp”) in 2014 to advise the Board in connection with the compensation being offered to Ms. Jack, the Company’s former Chief Financial Officer, and Mr. Brohard, the Company’s Executive Vice President and General Counsel, who were hired in January 2015. The Compensation Committee is appointed by the Board, and consists entirely of independent directors, as defined by applicable NYSE listing standards. The current members of this committee are Dr. Andrew Fishleder (Chair), Michael M. Racy and Lori Wittman. The Compensation Committee held two meetings during 2015.

Investment Committee. The primary purposes of the Investment Committee are to assist the Board in reviewing the Company’s investment policies and strategies and in overseeing the Company’s capital and financial resources. No “Investment” (as defined in the Investment Committee’s Charter, a copy of which is posted on the Company’s website at www.imhfc.com/InvestorRelations.htm) on behalf of the Company may be made without the Committee’s approval or the approval of a delegate of the Committee pursuant to an appropriate delegation of the Committee’s authority. In order to carry out its mission and function, and subject to the terms of the Company’s Certificate of Incorporation, the Committee has the authority to:

•	review the investment policies, strategies, transactions and programs of the Company and its subsidiaries to ensure they are consistent with the goals and objectives of the Company;

•	evaluate and approve or disapprove each proposed Investment on behalf of the Company;

•	determine whether applicable investment policies are consistently followed and that procedures are in place to ensure that the Company’s investment portfolio is managed in compliance with its policies;

•	review the performance of the investment portfolios of the Company and its subsidiaries; and

•	approve, and revise as appropriate, the Company’s investment policies and guidelines.

The current members of the Investment Committee are Lawrence D. Bain (Chair), Seth Singerman and Jay Wolf. The Investment Committee held one meeting during 2015.

Nominating Committee. We do not have a standing Nominating Committee. Our Board of Directors has determined that it is appropriate for us not to have a Nominating Committee because all of the matters for which a Nominating Committee would be responsible are presently considered by our entire Board of Directors. We do not have a charter that governs the director nomination process.

Each member of our Board of Directors participates in the consideration of director nominees other than with respect to the Series B-1 Director, the Series B-2 Director and Series B Independent Director who are designated by the holders of our Preferred Shares as described elsewhere in this Proxy Statement. The process followed by our Board of Directors to identify and evaluate director candidates includes requests to members of our Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of our Board of Directors. In considering whether to recommend any particular candidate for inclusion in its slate of recommended director nominees, our Board of Directors considers various criteria including the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest, and ability to act in the interests of all stockholders. Our Board of Directors does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors does not have a policy with regard to the consideration of diversity in identifying director candidates, but our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a whole, should provide a composite mix of experience, knowledge, and abilities that will allow our Board of Directors to fulfill its responsibilities.

Stockholders may recommend individuals to our Board of Directors for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials. Assuming that appropriate biographical and background material has been provided on a timely basis, our Board of Directors will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

The Board does not currently use an independent search firm in identifying candidates for service on the Board.

The Board will give appropriate consideration to qualified persons recommended by stockholders for nomination as our directors, provided that the stockholder delivers written notice to the Secretary of the Company, which contains the following information:

•	the name and address of the stockholder and each director nominee;

•	a representation that the stockholder is entitled to vote and intends to appear in person or by proxy at the meeting in which such director nominee will be considered for election;

•	a description of any and all arrangements or understandings between the stockholder and each director nominee;

•	such other information regarding the director nominee that would have been required to be included by the SEC in a proxy statement had the director nominee been named in a proxy statement;

•	a brief description of the director nominee’s qualifications to be a director; and

•	the written consent of the director nominee to serve as a director if so elected.

Subject to meeting the above requirements, the Board evaluates director nominees proposed by stockholders using the same criteria as for other candidates not nominated by stockholders.

Board Leadership Structure

We operate in a dynamic industry. Therefore, the Board of Directors believes that our Chief Executive Officer is the most appropriate person to serve as our Chairman of the Board because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business. Because of this knowledge and insight, we believe that he is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, our Chief Executive Officer is able to:

•	focus the Board of Directors on the most significant strategic goals and risks of our businesses;

•	utilize the individual qualifications, skills and experience of each director in order to maximize his or her contribution to the Board of Directors;

•	ensure that each other member of our Board of Directors has sufficient knowledge and understanding of our business to enable him or her to make informed judgments; and

•	facilitate the flow of information between the Board of Directors and management of the Company.

The Board of Directors believes that by combining the roles of Chairman and Chief Executive Officer in one person, it promotes the strategic development and execution of our business strategies, which is essential to effective governance. The Board has chosen not to appoint a “lead director,” but instead uses executive sessions of the independent directors, as necessary. In addition, the Audit Committee and Compensation Committee are comprised solely of independent directors. We believe that shared leadership responsibility among the independent directors, as opposed to a single lead director, results in increased engagement of the Board of Directors as a whole, and that having a strong, independent group of directors fully engaged is important for good governance.

The Board’s Role in Risk Oversight

Our Board of Directors oversees the Company’s risk management efforts by reviewing information provided by management in order to oversee risk identification, risk management, and risk mitigation strategies. Our Board committees assist the Board in overseeing our material risks by focusing on risks related to the particular area of concentration of that committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, our Audit Committee oversees the financial reporting, internal control and related-party transaction risks, and our Investment Committee oversees risks associated with the investments of the Company. Each committee reports its discussions of the applicable relevant risks at such Board meetings as appropriate. The full Board of Directors incorporates the insight provided by these reports into its overall risk management analysis.

Communications with Directors

Stockholders may communicate their concerns directly to the entire Board of Directors or specifically to non-management Directors. Such communication can be confidential or anonymous, if so designated, and may be submitted in writing to the following address:

Board of Directors

IMH Financial Corporation

c/o Jonathan Brohard, Corporate Secretary

7001 N. Scottsdale Road, Suite 2050

Scottsdale, AZ 85253

All communications received as described above will be opened by our Secretary for the sole purpose of determining whether the contents constitute a communication to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the director or directors to whom it is addressed. In the case of communications to our Board of Directors or to any group of directors, our Secretary will make sufficient copies of the contents to send to each addressee.

Compensation Committee Interlocks and Insider Participation

In 2015, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be construed to constitute an interlocking relationship (as described in Item 407(e)(iii) of SEC Regulation S-K).

Code of Business Conduct and Ethics

The Company’s Code of Business Conduct and Ethics applies to all of its employees, including its Chief Executive Officer and its Chief Financial Officer. The Code of Business Conduct and Ethics and all Committee charters are posted on the Company’s website at www.imhfc.com/InvestorRelations.htm.

Certain Legal Proceedings

In January 2008, Atherton-Newport Investments, LLC (“Atheron-Newport”) filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Central District of California, Santa Ana Division. At the time of such filing, Mr. Brohard was an Executive Vice President of Atherton-Newport. The proceeding was dismissed in June 2011. In March 2008, Starvox Communications, Inc. (“Starvox”) filed a petition for liquidation under Chapter 7 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California, San Jose Division. Mr. Wolf, one of our directors, was Chief Operating Officer and Chief Financial Officer of Starvox from March 2005 to March 2007. Shells Seafood Restaurants, Inc., a company for which Mr. Wolf formerly served as a director, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, in September 2008. In July 2009, Mr. Bain, the Company’s Chief Executive Officer, filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Arizona. Mr. Bain received a full discharge and the case was terminated in August 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of a registered class of our equity securities (the “Reporting Persons”) to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in our common stock and other equity securities.

Based solely on a review of SEC filings and other procedures performed as deemed necessary, we believe that all Reporting Persons complied with these requirements during 2015.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed BDO USA, LLP (“BDO”) as our independent registered public accounting firm to examine the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2016. The Board of Directors recommends stockholder ratification of the appointment of BDO.

Although stockholder ratification of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of BDO as the Company’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of BDO.

Principal Accounting Fees and Services

Audit Fees. The aggregate amount billed by BDO for audit services performed for the fiscal years ending December 31, 2015 and 2014 was $0.5 million and $0.7 million, respectively. Fees include those associated with annual audit services, the review of our quarterly reports on Form 10-Q, and assistance with and review of documents to be filed with the SEC.

Audit-Related Fees. The Company neither incurred nor paid any fees to BDO for audit-related services for the fiscal years ended December 31, 2015 or 2014. Audit-related services principally include due diligence, consents and assistance with review of documents pertaining to acquisitions.

Tax Fees. The Company incurred $10,000 for tax services to BDO for the fiscal year ended December 31, 2015. The Company neither incurred nor paid any fees for tax-related services to BDO in 2014.

All Other Fees. No other fees for any other services not included above were incurred in 2015 or 2014.

The Board of Directors must pre-approve all audit and permitted non-audit services to be provided by our principal independent registered public accounting firm. Each year, the Board of Directors approves the retention of the independent registered public accounting firm to audit our financial statements, including the associated fees. All of the services described above were approved by the Board of Directors. The Board of Directors has considered whether the provisions of such services, including non-audit services, by BDO is compatible with maintaining BDO’s independence and has concluded that it is.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three directors, all of whom are independent in accordance with the applicable NYSE listing standards and by applicable laws and rules of the SEC. The Audit Committee operates under a written charter adopted and approved by the Board of Directors. The charter imposes on the Audit Committee the duties and responsibilities imposed upon audit committees generally by applicable legal requirements and regulations, particularly those contained in the Sarbanes-Oxley Act of 2002 (“SOX”) and the SEC rules promulgated pursuant to SOX. The written charter of the Audit Committee is posted and available on our website at www.imhfc.com/InvestorRelations.

Management is responsible for the Company’s internal controls and financial reporting process. BDO, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to provide oversight to these processes.

In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management follows appropriate accounting and financial reporting principles or maintains appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or the audited financial statements are presented in accordance with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with the Company’s management and BDO the audited consolidated financial statements of the Company for the year ended December 31, 2015. The Audit Committee also has discussed with BDO the matters required to be discussed by Auditing Standard No. 16 — Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received and reviewed the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board regarding auditor communications with the Audit Committee concerning independence, and has discussed with BDO their independence. The Audit Committee also has considered whether BDO’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Leigh Feuerstein, Chair

Dr. Andrew Fishleder

Lori Wittman

EXECUTIVE OFFICERS

The following table summarizes information regarding the current executive officers of the Company:

Name	Age	Title
Lawrence D. Bain	66	Chief Executive Officer and Chairman of the Board of Directors
Jonathan T. Brohard	47	Executive Vice President, General Counsel and Secretary
Samuel J. Montes	49	Chief Financial Officer

Lawrence D. Bain has served as our Chief Executive Officer and Chairman of the Board since joining us in July 2014. From August 2009 to July 2014, Mr. Bain served as managing partner of ITH Partners, LLC (“ITH Partners”), a private equity and consulting firm. Through ITH Partners, Mr. Bain provided strategic consulting services to the Company from September 2009 to July 2014 relating to, among other things, strategic business matters, asset management, asset dispositions, financing matters (including debt and equity issuances), corporate governance, insurance, and loan underwriting. From 2000 to 2009, Mr. Bain served as chief executive officer of TrueNorth Advisors, LLC, an investment-banking firm providing capital advisory services to small and mid-sized companies. From 2004 to 2009, Mr. Bain served as chief executive officer of ProLink Solutions, LLC, which designs, manufactures, maintains and sells global positioning satellite (GPS) golf course management systems and software to golf course owners and operators worldwide. Mr. Bain spent approximately 20 years in the securities industry holding managing director positions at Stifel, Nicolaus & Company, Inc., Everen Securities, Dean Witter and EF Hutton. Mr. Bain is a graduate of The Ohio State University. The Company believes that Mr. Bain’s qualifications to serve on our Board of Directors include his extensive capital markets experience, his demonstrated strategic insight with respect to real estate finance and development companies, and his knowledge and understanding of the Company’s operations and industry.

Jonathan T. Brohard has served as our Executive Vice President & General Counsel since January 2015. Mr. Brohard also serves as our Chief Compliance Officer, Director of Human Resources and Corporate Secretary. From July 2011 until joining the Company in January 2015, Mr. Brohard was an equity shareholder at Polsinelli, PC, a national AmLaw 100 law firm, where he focused his practice on advising clients with respect to real estate acquisitions and real estate development matters, complex financing structures, including institutional debt and equity, private equity, joint ventures and syndications. Previously, from January 2010 to July 2011, Mr. Brohard served in various consulting and executive positions with American Spectrum Realty Management, a real estate investment and management company with more than 135 properties located across 22 states and more than 240 employees. From 2004 until 2010, Mr. Brohard also served as Executive Vice President of Atherton-Newport Investments, LLC, a real estate investment firm. Mr. Brohard received his B.S. in Finance, summa cum laude, from West Virginia University, and his law degree from the University of Virginia.

Samuel J. Montes has served as our Chief Financial Officer since April 2016. Since April 2007, Mr. Montes has served in various capacities at the Company including as Controller, Vice President—Finance and Senior Vice President—Finance. Mr. Montes has over 25 years of professional experience in the finance and accounting field and has served as Director of Finance, Senior Audit Manager, and Staff Accountant for his previous employers. Mr. Montes graduated with a Bachelor of Science in Business Administration from California State University of Los Angeles.

Previous Executive Officers

William Meris served as our President, Chief Executive Officer and Chairman of the Board of Directors until his resignation in July 2014.

Steven M. Darak served as our Chief Financial Officer until January 2015.

Lisa Jack served as our Chief Financial Officer from January 2015 until April 2016.

Executive Compensation

Summary Compensation Table

The following table summarizes compensation information for the Company’s Chief Executive Officer, Executive Vice President, and Chief Financial Officer who are the only named executive officers for the fiscal years ended December 31, 2015 and 2014:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)	Options Awards (1)($)		All Other Compensation ($)		Total ($)
Lawrence D. Bain,	2015	$1,065,416	$200,000	(7)	$751,400	—		$275,850	(2)	$2,292,666
Chief Executive Officer and Chairman of the Board of Directors	2014	409,780	—					220,979	(2)	630,759

Lisa Jack,	2015	316,307	—		88,400	—		8,785	(8)	413,492
Chief Financial Officer

Jonathan T. Brohard,	2015	416,826	—		132,600	—		10,482	(9)	559,908
Executive Vice President, General Counsel and Secretary

William Meris,	2015	—	—		—	—		360,605	(5)	360,605
President, Chairman, Chief Executive Officer	2014	389,831	—		—	178,500	(3)	918,094	(4)(5)	1,486,425

Steven Darak,	2015	30,379	—		221,000	—				251,379
Chief Financial Officer	2014	331,316	—		—	—		165,005	(6)	496,321

(1)	The amounts reported in this column reflect the non-cash, aggregate fair value of time-vested restricted stock units and stock option awards at the grant date computed in accordance with FASB ASC Topic 718 “Stock Compensation.”
(2)	Includes Company contributions of $8,485 and $6,927 to the Company’s 401(k) program, disability insurance premiums paid by the Company of $1,125 and $0, and payments of $266,240 and $214,052 made under Mr. Bain’s employment agreement in connection with the disposition of certain legacy assets held by the Company sold at values in excess of 110% of their carrying value as of December 31, 2010, for the fiscal years ended December 31, 2015 and 2014, respectively.
(3)	Under the terms of Mr. Meris’ separation agreement, he was granted full vesting of his 150,000 options and the exercise price was reduced from $9.58 per share to $1.72 per share.
(4)	Includes Company contributions of $7,889 to the Company’s 401(k) program, an automobile allowance of $9,375 and COBRA benefits of $25,075.
(5)	Under the terms of Mr. Meris’ separation agreement, he received total severance pay of $1,236,360, $875,755 of which was paid in 2014 and the balance paid in 2015.
(6)	Includes supplemental disability and healthcare benefits of $4,858 in 2014, Company contributions of $10,147 to the Company’s 401(k) program, and $150,000 in consideration of Mr. Darak’s release of any and all claims against the Company under his previous employment agreement.
(7)	Represents guaranteed bonus payable in accordance with the terms of Mr. Bain’s employment agreement.
(8)	Other compensation includes Company contributions of $6,933 to the Company’s 401(k) program and disability insurance premiums paid by the Company of $1,852 in 2015.
(9)	Other compensation includes Company contributions of $9,208 to the Company’s 401(k) program and disability insurance premiums paid by the Company of $1,274 in 2015.

Outstanding Equity Awards as of Fiscal Year End

The following table provides certain information with respect to equity awards outstanding at December 31, 2015:

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Lawrence D. Bain, Chief Executive Officer	150,000	(1)	—	$9.58	June 30, 2021

Samuel J. Montes, Chief Financial Officer	35,000	(1)	—	$9.58	June 30, 2021
	65,000	(2)	65,000	$1.72	April 1, 2025

(1)	These options were issued to Messrs. Bain and Montes in July 2011 and vested over a three–year period that ended in July 2014.
(2)	These options vest ratably in three equal annual installments with the first installment vesting on May 31, 2016.

Narrative Disclosure to Summary Compensation Table

Executive Compensation Philosophy and Objectives

We seek to encourage highly qualified and talented executives to maintain their employment with us for an extended period of time and, as such, we endeavor to compensate our executives, including the named executive officers, at rates that we believe to be at or above market. Our executive compensation program is guided by the following key principles:

•	compensation should be fair to both the executive and us;

•	total compensation opportunities should be at levels that are highly competitive for comparable positions at companies with whom we compete for talent;

•	financial incentives should be available to our executives to achieve key financial and operational objectives set by our Board of Directors; and

•	an appropriate mix of fixed and variable pay components should be utilized to establish a “pay-for-performance” oriented compensation program.

Our executive compensation program takes into consideration the following: (i) the marketplace for the individuals that we seek to attract, retain and motivate; (ii) our past practices; and (iii) the talents that each individual executive brings to us. Except in certain instances when we bring on a new executive officer, we have not utilized the services of a compensation consultant to provide advice or recommendations on the amount or form of executive compensation and have not engaged in any formal benchmarking. Rather, compensation decisions have historically been based exclusively on the market knowledge of our Board of Directors, as supplemented by other of our personnel.

Elements of Compensation

The principal elements of the Company’s executive compensation program consist of base salary, long-term incentives (equity-based compensation) and short-term incentives (cash bonuses), and other benefits generally available to the Company’s employees including our 401(k) plan. The Company does not have any pre-established policy or target for the allocation between base and incentive compensation, cash or equity compensation, or short-term or long-term compensation. The Company does not maintain any defined-benefit pension plans or other supplemental executive retirement plans for the Company’s named executive officers, and the Company’s named executive officers have been entitled to only limited perquisites.

Base Salary. Base salary is a compensation element that is not at risk and is designed to compensate the Company’s named executive officers for their roles and responsibilities and provide a stable and fixed level of compensation that serves as a retention tool. Each executive’s base salary is determined based on the executive’s role and responsibilities, unique skills and future potential, as well as the Company’s financial condition and available resources.

Short-Term Cash Incentive Opportunity. The Company maintains a bonus plan to provide its executive officers and certain other employees with annual cash incentives for superior performance. Executive officers are eligible for an annual bonus based upon the size of an Executive Bonus Pool (which is to be no less than 10% of a modified pre-tax earnings (“MPTE”) target established by the Compensation Committee) and each participant’s percentage interest in the Executive Bonus Pool. If the Company achieves between 60% and 100% of the MPTE target, a sliding scale is used to determine the amount of the Executive Bonus Pool for that plan year. If the Company’s actual MPTE exceeds the MPTE target established for that plan year, the Compensation Committee, in its discretion, may increase the Executive Bonus Pool. If the Company achieves less than 60% of the MPTE target, then no bonuses are payable under the plan.

Long-Term Equity Incentive Opportunity. Equity-based compensation is discretionary, and is administered by the Compensation Committee. Equity-based compensation awarded to the Company’s named executive officers is summarized above.

Employment Agreements

The Company believes that entering into employment agreements with each of its named executive officers is necessary in order to attract and retain talented and experienced individuals for the Company’s senior level positions. In addition to base salary, each employment agreement provides the executive officer with the opportunity to earn cash and equity-based bonus compensation. In this way, the employment agreements help the Company meet the initial objective of its compensation program. For more details of these employment agreements and arrangements, see the disclosure under “Executive Compensation—Summary Compensation Table.”

2010 Employee Stock Incentive Plan

Under the First Amended and Restated 2010 IMH Financial Corporation Employee Stock Incentive Plan (the “2010 Equity Incentive Plan”), the Company can grant equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, and other stock-based awards, which are used to attract, retain and motivate qualified employees. The Company believes that the equity-based awards available under our 2010 Equity Incentive Plan help align the interests of award recipients with the interests of our stockholders. The Company issued 25,000 restricted shares during the year ended December 31, 2015 and options for 324,500 shares under the 2010 Equity Incentive Plan in February 2016 with award dates effective in April 2015. The Company did not issue any awards under the plan during the year ended December 31, 2014.

Deferred Compensation Program

In November 2014, the Compensation Committee approved the adoption of the IMH Financial Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) which, among other things, allows eligible employees and non-employee directors of the Company to defer up to 90% of their base salaries or director fees, as applicable, and up to 90% of their bonuses. The Deferred Compensation Plan also allows the Company to credit additional amounts to the bookkeeping accounts maintained on behalf of the participants in such amounts as may be determined by the Compensation Committee. Such discretionary credits will generally be subject to vesting restrictions.

Additional Compensation Programs

In addition to the compensation programs described above, the Company may establish other compensation plans and programs for the benefit of its executive officers and other employees, including, but not limited to, additional short or long-term incentive compensation plans and severance, change-in-control or other similar benefit plans.

Section 162(m) Policy

Section 162(m) of the Code generally disallows a tax deduction by publicly held corporations for compensation over $1 million paid to their chief executive officers and certain of their other most highly compensated executive officers unless certain tests are met. In order to deduct option awards and annual bonuses under Section 162(m), the option awards and bonuses must be approved by a Compensation Committee consisting solely of independent directors. Notwithstanding the foregoing, the Company may not preserve the deductibility of compensation in all cases.

Employment, Change in Control and Severance Agreements

Under the terms of the respective employment agreements with each of Messrs. Bain and Brohard, various provisions exist with respect to a change in control of the Company, termination for cause, and termination for good reason, as such terms are defined in the executive’s respective employment agreement.

Upon any termination of Mr. Bain during the term of his employment agreement, Mr. Bain, or his estate, shall in all events be paid all accrued but unpaid base salary and benefits, provided that in the event that Mr. Bain is terminated with cause or Mr. Bain resigns without good reason, then Mr. Bain will not be eligible to receive any unpaid bonus arising out of the Company’s executive bonus pool. In the event of Mr. Bain’s termination without cause or as a result of a disability, or if Mr. Bain resigns with good reason, Mr. Bain will also be entitled to a severance payment equal to three years average annual compensation and the continued receipt of welfare benefits for a thirty-six (36) month term. Upon Mr. Bain’s death, his estate or designated beneficiary will also be entitled to be paid a pro rata portion of any bonus arising out of the Company’s executive bonus pool. In the event of a change in control of the Company, or if Mr. Bain is terminated without cause, or as a result of his death, all of Mr. Bain’s unvested equity-based awards that have been granted by the Company shall become fully vested.

Upon any termination of Mr. Brohard during the employment period with the Company, Mr. Brohard, or his estate, shall in all events be paid all accrued but unpaid base salary and benefits, provided that in the event that Mr. Brohard is terminated with cause or Mr. Brohard resigns without good reason, then Mr. Brohard will not be eligible to receive any unpaid bonus arising out of the Company’s executive bonus pool or any bonus arising out of a bonus program created to reduce the use of outside legal resources. In the event of Mr. Brohard’s termination without cause or as a result of a disability, or if Mr. Brohard resigns with good reason, Mr. Brohard will also be entitled to a severance payment equal to $1,425,000 less any base salary and guaranteed bonus paid for the year of termination, provided, however, that if such termination occurs after the 24 month anniversary of his employment but before the 36 month anniversary of his employment, the severance payment shall be equal to one year’s base salary plus any unpaid bonus arising out of the Company’s executive bonus pool and any bonus arising out of a bonus program created to reduce the use of outside legal resources. Upon Mr. Brohard’s death, his estate or designated beneficiary will also be entitled to be paid a pro rata portion of any bonus arising out of the Company’s executive bonus pool and any bonus arising out of a bonus program created to reduce the use of outside legal resources. In the event of a change in control of the Company, or if Mr. Brohard is terminated without cause, or as a result of his death, all of Mr. Brohard’s unvested equity-based awards that have been granted by the Company shall become fully vested.

The payment of any severance payment is conditioned upon the executive executing and not revoking a customary separation agreement, including customary restrictive covenants.

Director Compensation

Under our current director compensation program, each non-employee and independent director of the Company receives the following: (i) an annual cash retainer of $40,000 payable in advance in equal quarterly installments; (ii) a cash payment of $2,500 for each attended board meeting; and (iii) an annual grant of restricted common stock in an amount equal to $20,000 based on the fair market value of such shares to vest twelve months after the date of grant. In addition, each independent director is entitled to receive a cash payment of $50,000 upon his initial election or appointment to the Board, payable on the second anniversary of such director’s appointment or election provided the director is then serving as a director as of such second anniversary date. In addition, each member of the Audit Committee receives an annual cash fee of $12,500, except in the case of the Chairperson of the Audit Committee, who receives an annual cash fee of $25,000, and each member of the Audit Committee also receive a cash payment of $1,500 for each attended committee meeting. Each member of the Compensation Committee receives an annual cash fee of $5,000, except in the case of the Chairperson of the Compensation Committee, who receives an annual cash fee of $10,000. Each member of the Compensation Committee also receives a cash payment of $1,000 for each attended committee meeting. Each member of the Investment Committee receives a cash payment of $5,000 for each investment opportunity brought before the Investment Committee for approval.

The following table sets forth information regarding fiscal 2015 compensation for each director other than Mr. Bain, whose compensation is set forth above in the Summary Compensation table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation (1)	Total
Leigh Feuerstein (2)	$79,500	$20,000	$1,115	$100,615
Andrew Fishleder, M.D. (2)	73,000	20,000	—	93,000
Michael M. Racy (2)	56,000	20,000	—	76,000
Seth Singerman	—	—	2,868	2,868
Lori Wittman (2)	78,000	20,000	4,118	102,118
Jay Wolf	—	—	1,536	1,536

(1)	Includes travel related expense reimbursements. Does not include: (i) consulting fees of $1.0 million paid in fiscal year 2015 to JCP Realty, an affiliate of Mr. Wolf, pursuant to the JCP Consulting Agreement, and (ii) consulting fees of $50,000 paid to SRE an affiliate of Mr. Singerman, under the SRE Fee Agreement. See “Certain Relationships and Related Party Transactions” for further information regarding the terms of these agreements.
(2)	Each elected or appointed independent director still serving on the second anniversary of such director’s election or appointment to the Board is entitled to a cash payment of $50,000 promptly after such second anniversary date. This contingent payment is not included in the foregoing table.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth certain information regarding the number of voting securities beneficially owned, as of May 1, 2016, by:

•	each person known by us to beneficially own more than 5% of our outstanding common stock, based on the most recent Schedules 13G and 13D filed with the SEC and the information contained in those filings;

•	each of our present directors;

•	each of our present named executive officers; and

•	all of our present directors and named executive officers as a group.

Unless otherwise indicated, the address for each person included in the table is c/o IMH Financial Corporation, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253.

As of May 1, 2016, there were (i) 15,922,321 common shares, par value U.S. $0.01 per share, outstanding consisting of 728,259 shares of Common Stock, 3,491,758 shares of Class B-1 Common Stock, 3,492,954 shares of Class B-2 Common Stock, 7,159,759 shares of Class B-3 Common Stock, 313,790 shares of Class B-4 Common Stock and 735,801 shares of Class C Common Stock (collectively, the “Common Shares”), and (ii) 2,604,852 shares of Series B-1 Cumulative Convertible Preferred Stock (the “B-1 Preferred Shares”) and 5,595,148 shares of Series B-2 Cumulative Convertible Preferred Stock (the “B-2 Preferred Shares,” and with the B-1 Preferred Shares, collectively referred to as the “Preferred Shares”).

Each share of our outstanding Preferred Shares is convertible immediately, at the sole discretion of the holder, into a number of Common Shares determined by dividing (i) the sum of (a) the initial purchase price paid for such shares (the “Original Price”) and (b) all accrued and unpaid dividends on the Preferred Shares by (ii) the then effective conversion price, which is the Original Price, as adjusted from time to time in accordance with the terms of the Certificate of Designation. As of May 1, 2016, the number of Common Shares into which the Preferred Shares are convertible is 8,395,009.

Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from May 1, 2016.

Except as indicated in the footnotes to the table below and pursuant to state community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
SRE Monarch, LLC (2)	5,595,148	20.2%
Juniper Capital Partners, LLC (3)	3,604,852	13.0%

(1)

The percentages of our common stock beneficially owned was calculated based on 27,692,156 common stock equivalents consisting of the 15,922,321 Common Shares issued and outstanding, 8,200,000 Preferred Shares convertible into our Common Shares, warrants and options for the purchase of 2,793,167 shares of

Common Stock exercisable within 60 days of May 1, 2016, and restricted stock awards for 776,668 common shares, the vesting of which are subject to the restricted stock agreements but have voting rights as to all shares as of the date of each such agreement. Does not take into account the additional 195,008 Common Shares into which the currently outstanding Preferred Shares are convertible as of May 1, 2016 under the Certificate of Designation.
(2)	The Schedule 13D for SRE Monarch, LLC includes SRE Monarch Investor, LLC, Singerman Real Estate Opportunity Fund I, L.P., Singerman Real Estate Management Company, L.P., Singerman Real Estate, LLC and Seth Singerman. The address for all of these parties is 980 Michigan Avenue, Suite 1660, Chicago, Illinois 60611. Does not include the right to vote an additional 133,061 shares as of the record date of May 1, 2016 pursuant to the Certificate of Designation.
(3)	The Schedule 13D for Juniper Capital Partners, LLC includes Juniper NVM, JCP Realty and Jay Wolf. The address for all of these parties is 11150 Santa Monica Blvd., Suite 1400, Los Angeles, California 90025. Includes 1,000,000 shares that Juniper NVM has the right to acquire by exercising a warrant that is exercisable within 60 days of May 1, 2016. Does not include the right to vote an additional 61,947 shares as of the record date of May 1, 2016 pursuant to the Certificate of Designation.

Security Ownership of Named Executive Officers and Directors

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Lawrence D. Bain	2,050,000	(1)	7.4%
Jonathan Brohard	150,000	(2)	*
Samuel J. Montes	56,667	(3)	*
Leigh Feuerstein	11,628		*
Andrew Fishleder, M.D.	12,730		*
Michael M. Racy	11,628		*
Seth Singerman	5,595,148	(4)	20.2%
Lori Wittman	11,628		*
Jay Wolf	3,604,852	(5)	13.0%
All directors and executive officers as a group (9 persons)	11,504,281		41.5%

*	Less than 1% of the number of shares of common stock outstanding.
(1)	Includes 50,000 unrestricted shares of Common Stock held by Mr. Bain, 850,000 shares of restricted Common Stock held by Mr. Bain subject to certain vesting and other restrictions, 150,000 shares of Common Stock that Mr. Bain has the right to acquire by exercising options that are exercisable within 60 days of May 1, 2016, and 1,000,000 shares of Common Stock that an affiliate of Mr. Bain has the right to acquire by exercising warrants that are exercisable within 60 days of May 1, 2016.
(2)	Reflects the award of shares of restricted stock which are subject to vesting and other restrictions, but with voting rights as to all shares as of the date of the award.
(3)	Reflects the award of 56,667 shares of Common Stock that Mr. Montes has the right to acquire by exercising options that are exercisable within 60 days of May 1, 2016.
(4)	Reflects the share information set forth on the Schedule 13D filed by SRE Monarch. Excludes the 133,061 additional shares of Common Stock into which the shares of the Series B-1 Preferred Stock held by SRE Monarch are convertible as of May 1, 2016 pursuant to the Certificate of Designation.
(5)	Reflects the share information set forth on the Schedule 13D filed by Juniper Capital Partners, LLC. Excludes the 61,947 additional shares of Common Stock into which the shares of the Series B-2 Preferred Stock held by Juniper NVM and JCP Realty are convertible as of May 1, 2016 pursuant to the Certificate of Designation.

RELATED PARTY TRANSACTIONS

We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:

•	we were, are or are to be a participant;

•	the amount involved exceeds $120,000; and

•	any of our directors, director nominees, executive officers or greater-than five percent stockholders (or any of their immediate family members) had or will have a direct or indirect material interest.

To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related-party transactions. Neither the Audit Committee nor the Board has written policies or procedures with respect to the review, approval or ratification of related-party transactions. The Audit Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interest of the Company and its stockholders.

The following related-party transactions have been approved either by our Board or our Audit Committee.

Sale of Cumulative Convertible Series B Preferred Shares

In July 2014, the Company entered into certain agreements with SRE in connection with the sale by the Company to SRE of 5,595,148 shares of the Company’s Series B-2 Cumulative Convertible Preferred Stock, $0.01 par value per share at a conversion price to common stock of $3.2171 per share, for a total purchase price of $18,000,151. Seth Singerman, the Series B-2 Director, is the sole member and manager of Singerman Real Estate, LLC which, in turn, serves as the general partner of Singerman Real Estate Management Company, L.P. (“SRE Management”). SRE Management is the investment manager of SRE. Also in July 2014, the Company entered into certain agreements with Juniper in connection with the sale by the Company to Juniper of 2,424,394 shares of the Company’s Series B-1 Preferred Stock. Juniper also purchased an additional 180,458 shares of Series B-1 Preferred Stock, at a conversion price to common stock of $3.2171 per share, for a total purchase price of $580,552. Jay Wolf, the Series B-1 Director, is the managing member of Juniper Capital Partners, LLC, the managing member for each of Juniper NVM and JCP Realty. The agreements relating to these transactions contains various representations, covenants, warranties and other obligations and terms that are common in transactions of this nature. The Company used the proceeds from the sale of these shares along with Company-contributed capital to pay down other indebtedness of the Company.

Consulting Services Agreement with JCP Realty Advisors

In July 2014, in connection with the above-referenced sales of preferred stock, the Company and JCP Realty entered into a consulting services agreement (the “Consulting Agreement”) pursuant to which JCP Realty agreed to perform various services for the Company, including, but not limited to, (a) advising the Company with respect to identifying, structuring, and analyzing investment opportunities, and (b) assisting the Company in managing and liquidating assets, including non-performing assets. The initial term of the Consulting Agreement is three years and is automatically renewable for an additional two years unless notice of termination is provided. JCP Realty is entitled to an annual base consulting fee of $0.6 million under the Consulting Agreement (subject to possible upward adjustment based on annual review by our Board of Directors). In addition to the annual base consulting fee, JCP Realty may be entitled to certain additional fees in connection with loans made by the Company or its affiliates to persons or opportunities arising through JCP Realty’s efforts. JCP Realty is also entitled to legacy fee payments derived from the disposition of certain assets held by the Company as of

December 31, 2010, at an amount equal to 5.5% of the positive difference derived by subtracting (i) 110% of our December 31, 2010 valuation mark of that asset then owned by us from the (ii) the gross sales proceeds, if any, from sales of that asset (on a legacy asset by asset basis without any offset for losses realized on any individual asset sales). During the year ended December 31, 2015, we incurred base consulting fees to JCP Realty of $0.6 million and legacy fees of $0.4 million.

Issuance of Warrant to Juniper Capital Partners, LLC

In July 2014, the Company issued to Juniper Capital Partners, LLC a warrant to acquire 1,000,000 shares of the Company’s common stock (the “Juniper Warrant”). The Juniper Warrant is exercisable for a ten (10) year term and has an exercise price of $3.2171 per share. The Juniper Warrant is exercisable in cash, and subject to certain conditions may also be exercised on a cashless basis. Jay Wolf, the Company’s Series B-1 Director, is the managing member of Juniper Capital Partners, LLC.

Darak Restricted Stock Award Agreement

In July 2014, the Company entered into a Restricted Stock Award Agreement with Steve Darak, the Company’s then-chief financial officer (the “Darak RSA Agreement”), effective as of January 1, 2015, pursuant to which the Company granted Mr. Darak an award of 250,000 restricted shares of Common Stock of the Company (the “Darak Stock Award”). The Darak RSA Agreement provides for vesting of the Darak Stock Award ratably over the three-year period beginning on January 1, 2015. As a result of a tax election taken by Mr. Darak, the maximum number of shares issuable under the Darak RSA Agreement is 211,605 shares. Under the Darak RSA Agreement, in the event of a change of control, termination from the Company without cause, or death, Mr. Darak’s interest in all of the shares subject to the Darak Stock Award become fully vested and non-forfeitable. In October 2015, Mr. Darak’s employment with the Company ceased, at which point the Darak Stock Award fully vested.

Fourth Amendment to NW Capital Loan Agreement, Repurchase of Shares and Subsequent Payoff of NW Capital’s Loan

In July 2014, the Company and NW Capital, the Company’s then-senior lender, entered into the Fourth Amendment to Loan Agreement (the “Fourth Amendment”) and First Amendment to Promissory Note (the “Note Amendment”, and collectively with the Fourth Amendment, the “Loan Modification Documents”) modifying the terms of the NW Capital original loan (as modified, the “Modified Loan”), which, among other things, extended the maturity date of the NW Capital loan and terminated the rights held by NW Capital to convert its loan into shares of the Company’s Series A Preferred. In connection with these transactions, the Company repurchased 319,484 shares of Class B Common Stock held by an affiliate of NW Capital for a cash payment of $2,565,149. In January 2015, the Company paid $36.0 million plus accrued interest to NW Capital to fully satisfy the Modified Loan.

SRE Loan Agreement

In December 2014, the Company borrowed $5.0 million from SRE pursuant to an unsecured non-revolving credit facility (“SRE Note”). The Company used the proceeds from the SRE Note to make a scheduled payment due under the Company’s then-senior loan (since fully paid off). The SRE Note bears interest at a per annum base rate of 16%, and is subject to increase in the event it is not repaid in full on or prior to the maturity date or extended maturity date. The SRE Note was originally scheduled to mature on April 24, 2015. During 2015, the Company and SRE entered into a series of agreements extending the SRE Note’s maturity date. The Company paid SRE all accrued interest at the date of each extension in addition to extension fees totaling $0.3 million through December 31, 2015. Subsequent to December 31, 2015, we paid additional extension fees totaling $0.2 million to extend the maturity date of the SRE Note to June 21, 2016. SRE is a related party of Seth Singerman, the Company’s Series B-2 Director.

SRE Revolving Line of Credit

In March 2016, a wholly-owned subsidiary of the Company entered into an agreement with SRE for a revolving line of credit facility (“SRE Revolver”) not to exceed $4.0 million pursuant to which the Company paid SRE a facility fee and other related fees totaling approximately $0.2 million. The SRE Revolver is secured by certain land owned by that subsidiary. The SRE Revolver has an initial advance limit of $2.5 million that may be increased to $4.0 million upon 12 days written notice and payment of a $25,000 fee. On each advance, the Company must pay a $50,000 fee. All amounts advanced under the SRE Revolver may be prepaid in whole or in part without premium or penalty. The SRE Revolver bears interest at a per annum base rate of 5% and has a term that expires on the earliest to occur of 1) three months (which may be extended for an additional three months for a $50,000 extension fee), 2) the sale of the land serving as collateral under the SRE Revolver, or 3) the sale of the Company’s Gabella project in Apple Valley, Minnesota. In the event that a sale of the land serving as collateral under the SRE Revolver occurs before March 31, 2017 (“Facility Exit Date”), we are obligated to pay SRE either a) sale interest of i) 3% of net sales proceeds if no advances have been made under the SRE Revolver as of the date of sale, or ii) 5% of net sale proceeds if one or more advances have been made under the SRE Revolver as of the date of sale; or b) appraisal interest if no sale has occurred or is expected to occur prior to the Facility Exit Date, equal to the applicable percentage of sales interest in a sale based on presumed net sales proceeds equal to the appraised value. SRE is a related party of Seth Singerman, the Company’s Series B-2 Director.

Jack and Brohard Restricted Stock Agreements

In 2015, the Company entered into a Restricted Stock Award Agreement with each of Lisa Jack, the Company’s former Chief Financial Officer (“Jack RSA Agreement”) and Jonathan Brohard, the Company’s Executive Vice President and General Counsel (“Brohard RSA Agreement”) in connection with their employment agreements, pursuant to which the Company granted (i) Ms. Jack an award of 100,000 restricted shares of Common Stock of the Company and (ii) Mr. Brohard an award of 150,000 restricted shares of Common Stock of the Company. The Jack RSA Agreement and the Brohard RSA Agreement each provides for vesting of their respective stock award ratably over a three-year period beginning on January 7, 2015. As a result of a tax election taken by Ms. Jack, her award was reduced to 76,494 shares of which 9,828 vested and the balance forfeited in connection with her resignation in April 2016.

Park City, Utah Lakeside Investment

In 2015, the Company, through a wholly-owned subsidiary (“Lakeside Holdings”), entered into a joint venture with a third party real estate developer, Park City Development, LLC for the purpose of acquiring, holding and developing certain real property located in Park City, Utah (“Lakeside JV”). Pursuant to its joint venture agreement, the Company agreed to contribute up to $4.2 million for a 90% interest in Lakeside JV. During 2015, the Company elected to syndicate $1.7 million of its $3.4 million current investment in Lakeside JV to several investors by selling equity interests in Lakeside Holdings, $1.4 million of which was purchased by related parties, including (i) $1.1 million by an affiliate of Jay Wolf, the Company’s Series B-1 Director, (ii) $0.1 million by Dr. Andrew Fishleder, a director of the Company, (iii) $0.1 million by an affiliate of Leigh Feuerstein, a director of the Company, and (iv) $0.1 million by a shareholder of Polsinelli PC, one of the Company’s outside law firms. The Company has no obligation to return these investments and these investments were approved by a Special Committee of the Board of Directors consisting solely of non-management and non-investing directors.

Mortgage Note Sale to Affiliate of Series B-2 Director

In 2015, the Company sold a mortgage note in the amount of $11.0 million to SREOF II Holdings, LLC, an affiliate of Seth Singerman, the Company’s Series B-2 Director. The note was sold at par value, and therefore, the sale had no impact on the profit or loss of the Company.

SUBMISSION OF PROPOSALS FOR NEXT ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in the Company’s Proxy Statement and Form of Proxy for the Company’s annual meeting of stockholders to be held in 2017 (the “2017 Annual Meeting”) is currently expected to be December 30, 2016. Stockholder proposals should be directed to the Company via certified mail, Attention: Corporate Secretary, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, AZ 85253. Any stockholder proposal submitted other than for inclusion in the Company’s proxy materials for the 2017 Annual Meeting must be delivered to the Company no later than April 22, 2017 or such proposal will be considered untimely. If a stockholder proposal is received after April 22, 2017, the Company may vote ALL proxies in its discretion as to the proposal.

ANNUAL REPORTS

The Company will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2015, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: IMH Financial Corporation, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, AZ 85253, Attention: Corporate Secretary.

SOLICITATION OF PROXIES

The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview or telephone. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

The directors know of no other matters that are likely to be brought before the Annual Meeting. The Company did not receive notice of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ Jonathan Brohard

Jonathan Brohard

General Counsel and Corporate Secretary

April 29, 2016

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER

MEETING TO BE HELD ON JUNE 29, 2016

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2015 is available free of charge at www.proxydocs.com/IMHF.

ANNUAL MEETING OF STOCKHOLDERS OF

IMH FINANCIAL CORPORATION

Date:	June 29, 2016
Time:	9:00 A.M. Eastern Time
Place:	Sheraton Suites Wilmington Downtown Delaware Ballroom 422 Delaware Avenue Wilmington DE 19801

Please make your marks like this:  ☒ Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF ALL DIRECTOR-NOMINEES AND “FOR” PROPOSAL 2.

1: Election of Directors	Board of Directors Recommend
01 Lawrence D. Bain	For
02 Leigh Feuerstein	For
03 Dr. Andrew Fishleder	For
04 Michael Racy	For

Vote For All	Withhold Authority	*Vote For All
Nominees	For All Nominees	Except
☐	☐	☐

*INSTRUCTIONS: To withhold authority for any individual nominee(s), mark the exception box and write the number(s) in the space provided to the right.

	For	Against	Abstain
2: Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016.	☐	☐	☐	For

Authorized Signatures - This section must be

completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears hereon or if the stockholder is other than a natural person by a duly authorized representative of such stockholder. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Stockholders of IMH Financial Corporation

to be held on Wednesday, June 29, 2016

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE

Go To		866-221-8435
www.proxypush.com/IMHF	OR	• Use any touch-tone telephone.
• Cast your vote online.		• Have your Proxy Card/Voting Instruction Form ready.
• View proxy materials.
• Follow the simple recorded instructions.
MAIL

OR • Mark, sign and date your Proxy Card.
• Detach your Proxy Card.
• Return your Proxy Card in the postage-paid envelope provided.

All votes must be received by the proxy tabulator by no later than 5:00 P.M. Eastern Time on June 28, 2016.

PROXY TABULATOR FOR

IMH FINANCIAL CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — IMH Financial Corporation

Annual Meeting of Stockholders

June 29, 2016, 9:00 A.M. Eastern Time

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Lawrence D. Bain and Jonathan Brohard as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Voting Common Stock of IMH Financial Corporation held of record by the undersigned on May 1, 2016, at the Annual Meeting of Stockholders to be held at 9:00 a.m. at the Sheraton Suites Wilmington Downtown, Delaware Ballroom, 422 Delaware Avenue, Wilmington DE 19801 on June 29, 2016, or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Named Proxies cannot vote your shares unless you sign and return this card. If you vote by Internet or telephone, you do NOT need to mail back your proxy card.

To attend the meeting and vote your shares in person, please mark this box.	☐